SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            Form 8-K

                         CURRENT REPORT

            Pursuant to Section 13 or 15(d) of the
               Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 22, 2002



                       EATON CORPORATION
--------------------------------------------------------------------
     (Exact name of registrant as specified in its charter)

      Ohio                    1-1396                 34-0196300
-----------------          ------------          -------------------
(State or other            (Commission           (I.R.S. Employer
 jurisdiction of            File Number)          Identification No.)
 incorporation)


              Eaton Center
            Cleveland, Ohio                             44114
----------------------------------------         -------------------
(Address of principal executive offices)              (Zip Code)


                           (216) 523-5000
                   -----------------------------
                   Registrant's telephone number,
                        including area code








Item 5.    Other Events
           ------------

Press Release dated January 22, 2002

EATON REPORTS FOURTH QUARTER OPERATING EARNINGS
OF 65 CENTS PER SHARE


CLEVELAND, OH . . . Diversified industrial manufacturer Eaton Corporation (NYSE:ETN) today announced operating earnings per share of 65 cents for the fourth quarter of 2001, 37 percent below comparable results one year earlier. Sales in the quarter were $1.69 billion, 13 percent below last year. Net income before unusual items was $47 million compared to $72 million in 2000.

During the quarter, the company recognized pre-tax charges of $25 million related to the restructuring of its operations. After all unusual items in both periods, fourth quarter net income was $30 million with earnings per share of $.42, compared to $58 million and $.83 last year.

For the full year 2001, operating earnings per share were $3.30 on sales of $7.3 billion. Comparable earnings in 2000 were $5.28 per share, on sales of $8.3 billion. After all unusual items in both periods, full year net income per share for 2001 was $2.39 on net income of $169 million, which is comparable to $5.00 per share and net income of $363 million in 2000 for continuing operations.

Alexander M. Cutler, Eaton chairman and chief executive officer, said, "Eaton's fourth quarter earnings are in line with our expectations, in spite of weaker end markets than we had anticipated at the beginning of the quarter. Our credible operating performance in this continued period of end market weakness is a direct testament to the effectiveness of our restructuring actions and the continued focused efforts of Eaton employees around the world.

"2001 was an exceptionally challenging year, as market conditions declined all year long. In this difficult operating environment, Eaton's operating results were bolstered by our early decisions to resize the corporation. Eaton incurred $119 million of restructuring charges, which should deliver $100 million of net savings in 2002. Throughout 2001, another major focus was to strengthen our balance sheet. We have achieved exceptional results in this respect. Eaton's net debt leverage is now below 47 percent, having paid off more than $560 million of debt during 2001.

"Our forecast for our end markets during 2002 has changed. In several of our businesses, the markets were not as strong in the fourth quarter as had been anticipated. We expect that Eaton's end markets will decline further in the first quarter and will remain below current levels until the second half of 2002.

"We remain focused on controlling our expenses, working capital and capital expenditures in this uncertain economic environment. We have initiated an additional $55 million of restructuring actions in our Truck, Fluid Power and Industrial & Commercial Controls segments. The majority of these costs will be incurred in the first quarter of this year. We expect that these additional restructuring actions will produce approximately $30 million of savings in 2002.

"Our 2002 operating earnings guidance is $4.25 to $4.50 per share, including the $.87 per share positive impact of the Statement of Financial Accounting Standards No. 142 related to goodwill and other intangible assets. We anticipate that first quarter 2002 operating earnings per share will be in the $.85 to $.95 range. Eaton will be significantly cash flow positive again in 2002," said Cutler.

Business Segment Results

Fourth quarter sales of Eaton's largest business segment, Fluid Power, were $578 million, 8 percent below one year earlier. This compares to a decline of about 10 percent in Fluid Power's markets, with North American fluid power industry shipments off about 15 percent, and aerospace markets off about 5 percent. Segment profits before restructuring costs were $41 million, down 43 percent from a year ago.

"The traditional mobile and industrial hydraulics markets have remained very weak and we still do not anticipate significant recovery in these markets until the middle of the second half of 2002," said Cutler. "The anticipated weakening of the aerospace market is materializing. We continue to foresee a 25-30 percent decline in the commercial aircraft markets this year, offset by a 5 percent improvement in military markets. As the result of the comprehensive resizing of our Fluid Power business in 2001, this segment is well positioned for a solid rebound in 2002."

During the quarter, the company announced its new Hydraulic Launch Assist technology, which has the potential to improve the fuel economy of commercial vehicles by 25 to 35 percent. The sales potential for this new technology could approach $500 million by mid-decade.

In addition, new multi-year order commitments were announced recently, including approximately $1 billion for the Lockheed Martin Joint Strike Fighter program and multi-year programs totaling nearly $250 million with GE, Airbus and BMW.

Fourth quarter Industrial & Commercial Controls sales were $528 million, down 14 percent from last year. Excluding divestitures, sales were off about 12 percent, compared to an estimated 27 percent decline in North American markets. Segment profits were $44 million before restructuring charges, down 31 percent from one year ago.

"We are now seeing a significant weakening of the end markets for this segment," said Cutler. "Traditionally a late-cycle business, the large-project business is weakening and we expect that the market conditions in this segment will not improve until the end of 2002. We have outgrown our end markets, despite these poor conditions. We are particularly pleased with the continued growth and improved profitability of our Engineering Services and Systems (CHESS) business. And we expect that the benefits of our restructuring efforts will drive improved levels of profitability in 2002."

Fourth quarter Automotive segment sales of $354 million were virtually the same as a year ago, compared to a 3 percent decrease in NAFTA automotive production and a 3 percent decrease in European automotive production. Segment profits were $44 million, compared to $46 million a year ago.

"Our Automotive segment recorded another strong quarter of performance, during a time of weekly fluctuations in customer demand," said Cutler. "For both the fourth quarter and full year 2001, we have once again clearly outgrown the end markets, and we expect to continue this level of performance in 2002."

Yesterday the company announced that it received a contract from General Motors Corporation's Tier One mirror suppliers to provide memory glass and power-folding mirror actuators for a wide range of pick-up trucks and sport utility vehicles, beginning in 2002. The full life of the contract has a revenue value of $160 million. During the quarter, the company announced that it completed the acquisition of the European portion of the vehicle mirror actuator business of Donnelley Corporation, located in Manorhamilton, Ireland.

Fourth quarter Truck segment sales of $235 million were 14 percent below those in the same period last year. NAFTA heavy truck production for the quarter was down 30 percent, NAFTA medium-duty truck production was up 5 percent, European truck production was down 17 percent and South American production was down by 8 percent. Before restructuring charges, segment operating losses were $9 million compared to $12 million a year ago.

"After three quarters of breakeven operating results, the Truck segment showed a loss in the fourth quarter of 2001," said Cutler. "Compared to fourth quarter 2000, losses were reduced by $3 million on a $38 million drop in volume. Given the continued decline in our Truck segment's end markets, it is clear that the benefits of our restructuring program are being realized. We expect that NAFTA heavy-duty truck production will reach 150,000 units in 2002, up marginally from 2001 levels. As the market begins to strengthen later this year and then more strongly in 2003, we are very confident of the earnings leverage in this business."

Eaton is a global $7.3 billion diversified industrial manufacturer that is a leader in fluid power systems; electrical power quality, distribution and control; automotive engine air management and fuel economy; and intelligent truck systems for fuel economy and safety. Eaton has 49,000 employees and sells products in more than 50 countries. For more information, visit www.eaton.com.

Notice of Conference Call: Eaton's conference call to discuss its fourth quarter results is available to all interested parties via live audio webcast today at 10:00 a.m. EST on Eaton's Investor Relations website at http://www.shareholder.com/etn/.

This news release contains forward-looking statements concerning the first quarter 2002 and the year 2002 operating earnings per share, our worldwide markets, benefits from our restructuring programs, cash flow and volumes from new business awards. These statements are subject to various risks and uncertainties, many of which are outside of the company's control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company's business segments, failure to implement restructuring plans, unanticipated downturn in business relationships with customers or their purchases from us, competitive pressures on sales and pricing, increases in the cost of material and other production costs or unexpected costs that cannot be recouped in product pricing, introduction of competing technologies, unexpected technical or marketing difficulties, and unanticipated further deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results

The company's comparative financial results for the three and twelve months ended December 31, 2001 and 2000 follow:


Eaton Corporation

Comparative Financial Summary
                                                      Three months ended
                                                          December 31
                                                      ------------------
(Millions except for per share data)                    2001       2000
                                                        ----       ----
Continuing operations
  Net sales                                           $1,695     $1,948
  Income before income taxes                              39         85
  Income after income taxes                               30         58

Income from continuing operations per Common Share
  Assuming dilution                                   $ 0.42     $ 0.83
  Basic                                                 0.42       0.84

Average number of Common Shares outstanding
  Assuming dilution                                     70.6       70.1
  Basic                                                 69.6       69.6

Cash dividends paid per Common Share                  $ 0.44     $ 0.44


Reconciliation of income from continuing operations
  to operating earnings from continuing operations
---------------------------------------------------

Income from continuing operations                     $   30     $   58
Excluding (after-tax)
  Unusual charges                                         17         14
                                                      ------     ------
Operating earnings from continuing operations         $   47     $   72
                                                      ======     ======

Income from continuing operations per Common Share -
  assuming dilution                                   $ 0.42     $ 0.83
Per share impact of unusual items                       0.23       0.20
                                                      ------     ------
Operating earnings from continuing operations
  per Common Share                                    $ 0.65     $ 1.03
                                                      ======     ======

Cash operating earnings from continuing operations
  per Common Share                                    $ 0.91     $ 1.31

This summary includes amounts for continuing operations only. This summary excludes the semiconductor equipment operations which were spun-off to Eaton Shareholders on December 29, 2000 and are reported as a discontinued operation.

See accompanying notes.



Comparative Financial Summary
                                                      Twelve months ended
                                                          December 31
                                                      -------------------
(Millions except for per share data)                    2001       2000
                                                        ----       ----
Continuing operations
  Net sales                                           $7,299     $8,309
  Income before income taxes                             278        552
  Income after income taxes                              169        363

Income from continuing operations per Common Share
  Assuming dilution                                   $ 2.39     $ 5.00
  Basic                                                 2.43       5.06

Average number of Common Shares outstanding
  Assuming dilution                                     70.5       72.6
  Basic                                                 69.4       71.8

Cash dividends paid per Common Share                  $ 1.76     $ 1.76

Reconciliation of income from continuing operations
  to operating earnings from continuing operations
---------------------------------------------------

Income from continuing operations                     $  169     $  363
Excluding (after-tax)
  Unusual charges                                         86         34
  Gain on sales of businesses                            (22)
  Gain on sales of corporate assets                                 (14)
                                                      ------     ------
Operating earnings from continuing operations         $  233     $  383
                                                      ======     ======

Income from continuing operations per Common Share -
  assuming dilution                                   $ 2.39     $ 5.00
Per share impact of unusual items                       0.91       0.28
                                                      ------     ------
Operating earnings from continuing operations
  per Common Share                                    $ 3.30     $ 5.28
                                                      ======     ======

Cash operating earnings from continuing operations
  per Common Share                                    $ 4.40     $ 6.37

This summary includes amounts for continuing operations only. This summary excludes the semiconductor equipment operations which were spun-off to Eaton Shareholders on December 29, 2000 and are reported as a discontinued operation.

See accompanying notes.



Statements of Consolidated Income
                                                       Three months ended
                                                           December 31
                                                       ------------------
(Millions except for per share data)                     2001       2000
                                                         ----       ----

Net sales                                              $1,695     $1,948

Costs & expenses
  Cost of products sold                                 1,280      1,455
  Selling & administrative                                296        320
  Research & development                                   51         63
                                                       ------     ------
                                                        1,627      1,838
                                                       ------     ------
Income from operations                                     68        110

Other income (expense)
  Interest expense - net                                  (29)       (46)
  Other - net                                                         21
                                                       ------     ------
                                                          (29)       (25)
                                                       ------     ------
Income from continuing operations before income taxes      39         85
Income taxes                                                9         27
                                                       ------     ------
Income from continuing operations                          30         58
Income from discontinued operations                                   26
                                                       ------     ------
Net income                                             $   30     $   84
                                                       ======     ======

Net income per Common Share
  Assuming dilution
    Continuing operations                              $ 0.42     $ 0.83
    Discontinued operations                                         0.37
                                                       ------     ------
                                                       $ 0.42     $ 1.20
                                                       ======     ======
  Basic
    Continuing operations                              $ 0.42     $ 0.84
    Discontinued operations                                         0.37
                                                       ------     ------
                                                       $ 0.42     $ 1.21
                                                       ======     ======
Average number of Common Shares outstanding
  Assuming dilution                                      70.6       70.1
  Basic                                                  69.6       69.6

Cash dividends paid per Common Share                   $ 0.44     $ 0.44

See accompanying notes.



Statements of Consolidated Income
                                                       Twelve months ended
                                                           December 31
                                                       -------------------

(Millions except for per share data)                     2001       2000
                                                         ----       ----

Net sales                                              $7,299     $8,309

Costs & expenses
  Cost of products sold                                 5,503      6,092
  Selling & administrative                              1,220      1,299
  Research & development                                  228        269
                                                       ------     ------
                                                        6,951      7,660
                                                       ------     ------
Income from operations                                    348        649

Other income (expense)
  Interest expense - net                                 (142)      (177)
  Gain on sales of businesses                              61
  Other - net                                              11         80
                                                       ------     ------
                                                          (70)       (97)
                                                       ------     ------
Income from continuing operations before income taxes     278        552
Income taxes                                              109        189
                                                       ------     ------
Income from continuing operations                         169        363
Income from discontinued operations                                   90
                                                       ------     ------
Net income                                             $  169     $  453
                                                       ======     ======

Net income per Common Share
  Assuming dilution
    Continuing operations                              $ 2.39     $ 5.00
    Discontinued operations                                         1.24
                                                       ------     ------
                                                       $ 2.39     $ 6.24
                                                       ======     ======
  Basic
    Continuing operations                              $ 2.43     $ 5.06
    Discontinued operations                                         1.25
                                                       ------     ------
                                                       $ 2.43     $ 6.31
                                                       ======     ======
Average number of Common Shares outstanding
  Assuming dilution                                      70.5       72.6
  Basic                                                  69.4       71.8

Cash dividends paid per Common Share                   $ 1.76     $ 1.76

See accompanying notes.



Business Segment Information
                                                       Three months ended
                                                           December 31
                                                       ------------------
(Millions)                                              2001        2000
                                                        ----        ----
Net sales
  Fluid Power                                         $  578      $  631
  Industrial & Commercial Controls                       528         616
  Automotive                                             354         353
  Truck                                                  235         273
                                                      ------      ------
Total ongoing operations                               1,695       1,873
Divested operations                                                   75
                                                      ------      ------
Total net sales                                       $1,695      $1,948
                                                      ======      ======

Operating profit (loss)
  Fluid Power                                         $   37      $   55
  Industrial & Commercial Controls                        37          64
  Automotive                                              44          46
  Truck                                                  (15)        (12)
                                                      ------      ------
Total ongoing operations                                 103         153

Divested operations                                       (1)         (2)
Amortization of goodwill & other intangible assets       (22)        (24)
Interest expense - net                                   (29)        (46)
Corporate & other - net                                  (12)          4
                                                      ------      ------
Income from continuing operations before income taxes     39          85
Income taxes                                               9          27
                                                      ------      ------
Income from continuing operations                         30          58
Income from discontinued operations                                   26
                                                      ------      ------
Net income                                            $   30      $   84
                                                      ======      ======
See accompanying notes.



Business Segment Information
                                                      Twelve months ended
                                                          December 31
                                                      -------------------
(Millions)                                              2001        2000
                                                        ----        ----
Net sales
  Fluid Power                                         $2,507      $2,607
  Industrial & Commercial Controls                     2,199       2,421
  Automotive                                           1,479       1,502
  Truck                                                1,029       1,456
                                                      ------      ------
Total ongoing operations                               7,214       7,986
Divested operations                                       85         323
                                                      ------      ------
Total net sales                                       $7,299      $8,309
                                                      ======      ======

Operating profit (loss)
  Fluid Power                                         $  183      $  235
  Industrial & Commercial Controls                       163         251
  Automotive                                             194         214
  Truck                                                  (64)        107
                                                      ------      ------
Total ongoing operations                                 476         807

Divested operations                                        6           8
Amortization of goodwill & other intangible assets       (94)        (95)
Interest expense - net                                  (142)       (177)
Gain on sales of businesses                               61
Corporate & other - net                                  (29)          9
                                                      ------      ------
Income from continuing operations before income taxes    278         552
Income taxes                                             109         189
                                                      ------      ------
Income from continuing operations                        169         363
Income from discontinued operations                                   90
                                                      ------      ------
Net income                                            $  169      $  453
                                                      ======      ======

See accompanying notes.



Condensed Consolidated Balance Sheets

                                                          December 31,
                                                      ------------------
(Millions)                                              2001       2000
                                                        ----       ----
ASSETS
Current assets
  Cash & short-term investments                       $  311     $  126
  Accounts receivable                                  1,070      1,219
  Inventories                                            681        872
  Deferred income taxes & other current assets           325        354
                                                      ------     ------
                                                       2,387      2,571
Property, plant & equipment                            2,050      2,274
Goodwill                                               1,902      2,026
Other intangible assets                                  533        556
Other assets                                             774        753
                                                      ------     ------
                                                      $7,646     $8,180
                                                      ======     ======

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities
  Short-term debt & current portion
    of long-term debt                                 $  188     $  557
  Accounts payable                                       337        396
  Accrued compensation                                   158        199
  Accrued income & other taxes                           258        192
  Other current liabilities                              728        763
                                                      ------     ------
                                                       1,669      2,107
Long-term debt                                         2,252      2,447
Postretirement benefits other than pensions              670        679
Deferred income taxes & other liabilities                580        537
Shareholders' equity                                   2,475      2,410
                                                      ------     ------
                                                      $7,646     $8,180
                                                      ======     ======

See accompanying notes.



Notes to the Fourth Quarter 2001 Earnings Release
(All references to net income per Common Share assume dilution.)

Unusual Charges
---------------
Income was reduced by the following unusual charges (millions except for per share data):

                                   Three months ended     Twelve months ended
                                      December 31              December 31
                                   ------------------     -------------------
                                   2001          2000     2001           2000
                                   ----          ----     ----           ----
Operational restructuring charges
  Fluid Power                      $  4          $ 17     $ 22           $ 47
  Industrial & Commercial Controls    7                     30
  Truck                               6                     55
Corporate  charges                    8             4       22              5
                                   ----          ----     ----           ----
Pretax                             $ 25          $ 21     $129           $ 52
                                   ====          ====     ====           ====
After-tax                          $ 17          $ 14     $ 86           $ 34
Per Common Share                    .23           .20     1.21            .47

During 2001, the Company undertook restructuring actions that were needed to maintain a competitive advantage in the current economic environment. These charges are summarized above as Operational restructuring charges. The Fluid Power segment incurred charges throughout the year in association with the ongoing integration of Aeroquip-Vickers and other recent business acquisitions. The Industrial and Commercial Controls segment announced a restructuring program for the year in the second quarter and took charges in each remaining quarter. The Truck segment announced a plan in the first quarter and recorded charges, when appropriate, in each quarter of the year.

The corporate charges for the full year 2001 were due to a binding arbitration award settled in the second quarter related to a contractual dispute over supply arrangements associated with a subsidiary of Eaton, and the restructuring of certain corporate functions in the third and fourth quarters. The arbitration award of $10 million resulted from a legal action initiated in February 1999 against Vickers Inc., part of Aeroquip-Vickers Inc., which was acquired by Eaton in April 1999. A charge of $8 million was recognized in the fourth quarter relating primarily to actions to reduce and restructure corporate staff (a similar charge of $4 million was recognized in the third quarter).

The operational restructuring charges for 2001 and 2000 are included in the Statements of Consolidated Income in Income from operations and reduced operating profit of the related business segment. The corporate charges are included in the Statements of Consolidated Income in Income from operations, except for $11 million in 2001, which primarily related to the arbitration award discussed above and is included in Other expense - net. All of the corporate charges are included in Business Segment Information in Corporate & other - net.

Gains on Sales of Businesses and Other Corporate Assets
-------------------------------------------------------
For the full year 2001, the Company sold businesses resulting in a pretax gain of $61 million ($22 million after-tax, or $.30 per Common Share). The Air Conditioning & Refrigeration business and certain assets of the Automotive segment were sold in the third quarter. The Vehicle Switch/Electronics Division (VS/ED) was divested in the first quarter as well as certain assets of the Truck segment. In Business Segment Information, the operating results of VS/ED are included in divested operations for all periods presented.

Income for full year of 2000 was increased by a net pretax gain on the sales of corporate assets of $22 million ($14 million after-tax, or $.19 per Common Share). These gains were included in the Statements of Consolidated Income in Other income - net and in Business Segment Information in Corporate and other - net.

Income Taxes
------------
The effective income tax rate for the fourth quarter of 2001 was 24.9% compared to 41.8% for the nine months ended September 30, 2001 (including the tax consequences related to all sales of businesses described below) and 31.8% in the fourth quarter of 2000. The lower rate in the fourth quarter of 2001 was related to adjustments of worldwide tax liabilities, including claims filed for research credits in prior years.

Excluding the tax consequences on all sales of businesses, the effective tax rate for the full year 2001 was 33.0% compared to 34.2% in 2000. Including the negative tax consequences of the gain on sales of businesses, the effective income tax rate for the full year 2001 was 39.4%. The higher rate in 2001 was primarily the result of the tax effect of book/tax basis differences related to businesses sold in the first quarter of 2001 which increased tax expense by $18 million.

Discontinued Operations
-----------------------
The condensed consolidated financial statements present the semiconductor
equipment operations as a discontinued operation.   These operations were
spun-off to Eaton shareholders on December 29, 2000.

Financial Presentation Changes
------------------------------
Certain amounts for prior years have been reclassified to conform to the current year presentation.








                            Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Eaton Corporation

                                       /s/ B. K. Rawot
                                       -----------------------------
                                       B. K. Rawot
                                       Vice President and
                                       Controller


Date: January 22, 2002